Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141487, 333- 149996 and 333-157959) of our report dated March 31, 2010 relating to the financial statements, which appears in Glu Mobile Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 31, 2010